Exhibit 99.1

News release

---------------AT THE COMPANY---------------

Dick Gauthier

VP, Business Outreach

(616) 365-1555

FOR IMMEDIATE RELEASE
Thursday, December 10, 2020

UFP Industries announces agreement to acquire PalletOne, further expanding industrial packaging capabilities in the U.S.

GRAND RAPIDS, Mich., Thursday, December 10, 2020 – UFP Industries (Nasdaq: UFPI) today announced that its board of directors approved an agreement for UFP Industrial, LLC, to purchase 100 percent of the equity of PalletOne, Inc. for approximately $232 million. This price assumes a cash-free, debt-free balance sheet. UFP also agreed to pay $18 million for PalletOne’s recent capital expenditures. The transaction is subject to a net working capital adjustment and is expected to close on December 28, 2020, pending customary closing conditions and regulatory approval. The purchase price will be funded using the company’s cash reserves, which currently total more than $400 million.

Based in Bartow, Florida, PalletOne is a leading manufacturer of new pallets in the U.S., with 17 pallet manufacturing facilities in the southern and eastern regions of the country. The company also supplies other specialized industrial packaging, including custom bins and crates, and its Sunbelt Forest Products subsidiary operates five pressure-treating facilities in the Southeastern U.S. PalletOne and its affiliates had 2019 sales and adjusted EBITDA of $525 million and $37 million, respectively, and trailing 12-month sales and adjusted EBITDA through October 2020 of $672 million and $44 million, respectively. The PalletOne management team, including President Howe Wallace, will continue to lead the company.

“We are excited to welcome PalletOne and its 1,500-plus employees to the UFP family of companies,” said Matthew J. Missad, CEO of UFP Industries. “PalletOne is a leader in automation for pallet manufacturing, which we can scale across our existing footprint. They also have exceptional sourcing and design personnel who will help us gain synergies in those areas of the combined businesses. PalletOne brings a strong brand, a new customer base, and operating excellence, which drive us closer to our goal of becoming the preferred global packaging solutions provider and preferred wood preserver in the US.”

“This is a great opportunity for all of us at PalletOne,” said Howe Wallace. “As a strategic addition to UFP’s leading industrial business unit, we will have access to new markets, value-added industrial products, and resources that will help us grow our business and provide our customers with more value. Because UFP is committed to developing its employees and promoting from within, PalletOne employees will have new opportunities to grow their careers as well. We’re eager to take advantage of these exciting new possibilities.”

Mr. Missad continued, “PalletOne represents our sixth and largest acquisition of the year as we pursue our commitment to effectively deploy capital to high-return opportunities that strategically expand our capabilities and geographic reach.”

UFP Industries, Inc.

UFP Industries is a holding company whose subsidiaries supply wood, wood composite and other products to three markets: retail, construction and industrial. Founded in 1955, the company is headquartered in Grand Rapids, Mich., with affiliates throughout North America, Europe, Asia and Australia. For more about UFP Industries, go to www.ufpi.com.

PalletOne, Inc.

Organized in 2001, PalletOne manufactures new pallets, provides pallet repair programs, recycles used pallets and produces a variety of other wood products. With headquarters in Bartow, Florida, PalletOne’s operations include Sunbelt Forest Products Corporation, one of the largest producers of pressure-treated lumber and residential fencing in the Southeast, and SunOne Logistics, a Southeast regional truckload carrier. Through its combined operations, PalletOne employs more than 1,500 people across 22 locations.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the markets we serve, the economy and the Company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. The Company does not undertake to update forward-looking statements to reflect facts, circumstances, events, or assumptions that occur after the date the forward-looking statements are made. Actual results could differ materially from those included in such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Among the factors that could cause actual results to differ materially from forward-looking statements are the following: fluctuations in the price of lumber; adverse or unusual weather conditions; adverse economic conditions in the markets we serve; government regulations, particularly involving environmental and safety regulations; and our ability to make successful business acquisitions. Certain of these risk factors as well as other risk factors and additional information are included in the Company's reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.

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